VIA FACSIMILE AND U.S. MAIL

                                                     	August 25,
2005

Janet P. Spitler
Chief Financial Officer and Treasurer
Merchants Bancshares, Inc.
275 Kennedy Drive
South Burlington, Vermont 05403

	RE:	Form 10-K for Fiscal Year Ended December 31, 2004
      File No. 0-11595

Dear Ms. Spitler:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Ernest Greene, Staff Accountant, at
(202) 551-3733 or in his absence, to the undersigned at (202) 551-
3769.


							Sincerely,


							Rufus Decker
							Accounting Branch Chief













??

??

??

??





UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE